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                                                                   EXHIBIT 10.20



                             ED-30 SUPPLY AGREEMENT


         THIS AGREEMENT is made on 1 July 1995, by and between CLARK MATERIAL HANDLING COMPANY ("CLARK" or "CMHC"), a Kentucky, U.S.A. corporation, with its principal offices at 333 West Vine Street, Lexington, Kentucky 40507, U.S.A. and FUNK MANUFACTURING COMPANY ("FUNK"), a Delaware corporation with its principal offices at Industrial Park, Highway 169 N., Coffeyville, Kansas 67337.

         WHEREAS, CLARK is engaged in the manufacture, distribution and sale of various types of industrial trucks and service parts therefor;

         WHEREAS, FUNK will, as set forth in its letter of 26 June 1995 from C. Doerr to M. Dorio, a copy of which is attached hereto and made a part hereto as Exhibit A1 to CMHC to provide for the physical facilities and production capacity to manufacture for CLARK certain components and service parts for such industrial trucks on or before December 31, 1995:

         WHEREAS, FUNK shall meet, or continue to meet, each and everyone of its obligations to CLARK under that certain supply agreement dated 14 December 1994 for the supply of TA-30 transaxles, not withstanding its entering into this ED-30 supply agreement.

         WHEREAS, FUNK desires to sell to CLARK, and CLARK desires to purchase from FUNK, certain of the aforesaid components and service parts therefor; and

         WHEREAS, FUNK recognizes and understands the importance CLARK places on achieving and sustaining world competitive quality, cost and customer satisfaction for the components and spare parts it purchases from suppliers;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

1.       DEFINITIONS.

For the purpose of this Agreement, the following terms shall have the meanings indicated below:

1.1 "Products" means the products specified on Exhibit 1, attached hereto and incorporated herein, as amended from time-to-time by written agreement of the parties, together with such improvements, modifications and replacements as are approved or authorized from time-to-time by CLARK.


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1.2      The terms "Service Parts" and "Spare Parts" have the same meaning and are defined as follows: Parts accessories manufactured or provided by FUNK and used in repairing or maintaining Products, as well as complete units of Products for aftermarket purposes.

1.3 the terms "component" and "components" have the same meaning and are defined as follows: raw materials, components, subassemblies and other material purchased, manufactured or provided by Funk and used in the production, repair or maintenance of the Products.

2.       MANUFACTURE AND SALE OF PRODUCTS.

2.1 CLARK agrees to purchase from FUNK and FUNK agrees to sell and deliver to CLARK, in accordance with the terms and conditions contained in this Agreement, those Products and Spare Parts which are ordered by CLARK during the term of this Agreement.

2.2 Funk agrees to provide a final assembly facility reasonably acceptable to CLARK at a location agreeable to both parties at least two months prior to a mutually agreed upon production start-up date for the ED-30 transmission, that is capable of producing a combined annual total of at least 13,000 ED-30 and TA-30 products. Failure by Funk to provide the aforementioned facility by the agreed date gives CMHC the right to extend the terms of payment for the ED -30 product shipments from 60 days to 90 days at no penalty cost to CMHC for a period that is equal to the number of work days that Funk has failed to provide such final assembly facility.

2.3 Funk and its assembly subcontractor the Process Equipment Company, agree to maintain a fully competent and sufficient workforce for assembling the ED-30 transmission that can be adjusted to meet CMHC's production requirements in accordance with the lead times specified for schedule changes in Section 3.2 of this contract

3.       ORDERS.

3.1 CLARK will order Products from FUNK by issuing an annual blanket purchase order on CLARK's standard form. The annual blanket purchase order will be issued to confirm the agreed to prices and standard terms of sale. The blanket order will not constitute an order for Products. The Supplier Planning Schedule ("Schedule") will be the document by which specific quantities of Products are forecasted. The Schedules will state the quantities forecasted and the specifications for those Products established in accordance with this Agreement. The Schedules may also be used for planning purposes to confirm schedules for previously ordered Products and to estimate quantities and schedules for up to a full 12-month period. Schedules will be issued monthly for the succeeding 12-month period.


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         Firm requirements will be transmitted to FUNK by CLARK on the
         Schedules. Upon receipt of the delivery schedule containing firm requirements by FUNK, FUNK will deliver product to CLARK in accordance with this Agreement.

3.2 The quantities of Products scheduled in CLARK's Schedules and/or CLARK purchase orders are firm commitments for the following time frames:

Period A:

Quantities and dates planned in the latest Schedule become unchangeable eight
(8) weeks prior to the required ship date, with guaranteed on-time deliveries by FUNK in such quantities and on such dates. In the event CLARK requires deliveries in the time frame of six (6) weeks to eight (8) weeks prior to the required ship date, FUNK shall use its best efforts to meet such delivery dates.

Period B:

Quantities planned in the latest Schedule for the period nine (9) weeks to twelve (12) weeks prior to the required ship date can be changed by CLARK within +/-20%, with guaranteed on-time deliveries by FUNK for such changes.

All other quantities are estimates only and not guaranteed to be followed by firm orders.

3.3 All contracts of sale will be upon the terms and conditions set forth in this Agreement and in CLARK's blanket purchase order, a copy of which is attached hereto as Exhibit 2. FUNK may acknowledge each annual blanket purchase order using FUNK's standard forms, however, no different or additional terms or conditions set forth in such an acknowledgment will add to or modify in any way the terms and conditions of any contract of sale. FUNK will use its best efforts to comply with requests by CLARK for changes in delivery schedules and for orders for Products in excess of forecasted quantities.

4.       DELIVERY OF PRODUCTS.

4.1 Within five (5) working days after receipt of CLARK's Schedule(s) for Products, FUNK will respond to the delivery schedule specified by CLARK with an acknowledgment. Otherwise, confirmation shall be deemed. Delivery schedules established herein and/or in Section 3.2 hereof are firm and may be modified only upon mutual agreement.

4.2 Deliveries will be F.O.B. FUNK's manufacturing facility to the locations as specified by CLARK. Prices will be equitably adjusted for special packing or shipping preparations requested by CLARK in writing. FUNK shall


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         purchase at least one hundred and TWENTY (120) returnable containers, with CLARK bearing the cost of such containers at $235.00 per container, the cost of which will be amortized over the first 4,000 Product units purchased by CLARK under this Agreement at $7.05 each. If the parties agree that additional containers are necessary, the cost of such additional containers will be amortized over 4,000 Product units, unless CLARK elects to purchase such additional containers outright. FUNK will be the owner of all returnable containers, and shall be responsible for all maintenance, upkeep and replacement at its sole cost and expense, except if abused or lost by CLARK. FUNK shall not use any of the returnable containers for any purpose other than shipping Products to CLARK.

4.3      Deleted

4.4 Funk and Clark agree to establish a finished inventory plan at least two months prior to the mutually agreed upon production start-up date for the ED-30 transmission. It is agreed by both parties that this inventory will be used to offset production interruptions that may occur at Funk or its suppliers. Meetings to discuss revisions to the original and subsequent plans shall be held as deemed necessary by either party and any resulting adjustments along with a schedule for achieving them shall be agreed upon by both parties.

5.       INSPECTION TEST.

5.1 All Products shall be received subject to CLARK's inspection and test. CLARK shall have the right at any time to reject any Products defective in material or workmanship or to accept and correct the same at FUNK's expense. Rejected Products may be returned to FUNK at FUNK's risk and expense. If it is determined that the part is not defective, then at Funk's option the part will be returned to CLARK at CLARK's risk and expense. CLARK can not debit FUNK for original freight costs.

6.       CANCELLATION.

6.1 FUNK agrees that CLARK may cancel any order without liability if FUNK is unable to deliver the Products ordered within the time limits as set forth in Sections 4.1 and 3.2. With respect to such orders as are canceled pursuant to this Section 6.1, CLARK agrees that FUNK may utilize the Products involved to fulfill future orders of CLARK.

7.       PRICES, PAYMENT.

7.1 THE PRICES SHALL BE AS STATED IN EXHIBIT 3 ATTACHED TO THIS AGREEMENT. THE BILLING PRICES WILL BE ESTABLISHED FOR


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         EACH 12 MONTH PERIOD BY MUTUAL AGREEMENT OF CMHC AND FUNK THAT BEST
         REPRESENTS THE FORECAST ANNUAL USAGE FOR THAT UPCOMING 12 MONTHS. THE INITIAL 12 MONTH PERIOD SHALL BE BILLED AT THE 1000-1999 ANNUAL QUANTITY RATE. ADJUSTMENTS FOR ACTUAL QUANTITIES PURCHASED WILL BE MADE WITHIN 30 DAYS OF THE END OF EVERY 12 MONTH PERIOD (JULY 1 THROUGH June 30 ) AND WILL BE RETROACTIVE TO ALL QUANTITY PURCHASED IN THAT PERIOD.

7.2 ALL COST REDUCTIONS AND INCREASES SHALL BE SHARED EQUALLY BETWEEN CLARK AND FUNK. FUNK AGREES TO PUT FORTH ITS BEST EFFORTS TO CONTAIN ANY AND ALL INCREASES DURING THE TERM OF THIS AGREEMENT. FUNK SHALL PREPARE AND SUBMIT ENGINEERING CHANGE PROPOSALS FOR CLARK REVIEW AND APPROVAL. CLARK WILL IN A TIMELY FASHION REVIEW AND GIVE APPROVAL PROVIDED THE INTEGRITY, INTERCHANGEABILITY, RELIABILITY, AND OVERALL PERFORMANCE OF THE PRODUCT IS MAINTAINED TO CLARK'S SATISFACTION AND TECHNICAL SPECIFICATIONS. ANY AGREED UPON ADJUSTMENTS TO PRICE WILL BE MADE AT THE START OF EACH CALENDAR QUARTER. THE ADJUSTMENT AT THE START OF THE QUARTER WILL INCLUDE ALL CHANGES THAT TOOK PLACE IN THE PRIOR QUARTER. ALL CHANGES THAT OCCURRED IN THE PRIOR QUARTER WILL BE ONE TIME PRICE ADJUSTED BASED ON ACTUAL SERIAL NUMBER IMPACT, POSITIVE OR NEGATIVE AND SHARED EQUALLY, THEN PROPERLY REFLECTED IN THE NEW QUARTER PRICE ADJUSTMENT FOR INVOICING FOR THE NEXT QUARTER. EXCEPT AS PERMITTED BY THIS SECTION 7.2, PRICES SHALL NOT BE INCREASED FOR ANY REASON DURING THE TERM OF THIS AGREEMENT.

7.3      DELETED

7.4      Clark will pay all invoices for Products and Spare Parts within sixty
         (60) days from date of invoice receipt.

7.5 CLARK and FUNK will work together to identify the lowest viable transportation cost and transit time. Unless otherwise directed by CLARK, FUNK shall arrange for transportation. Products shall be suitably packed and protected for overseas and/or domestic shipment or otherwise prepared for shipment so as to secure the lowest transportation and insurance rates. FUNK shall be responsible for all premium freight costs (including air transport costs) due to late delivery, defects, mis-shipments, or other reasons directly under FUNK's control.

7.6      Service Parts shall be priced as follows:


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7.6.1    Prices for complete units of Products shall be the same as the price of
         Products as stated in Exhibit 3.

7.6.2 The price for component Spare Parts which are used in current production Products will not exceed 1.15 times the component cost of such Spare Parts as contained in the unit Product price.

7.6.3 CLARK retains the right to purchase the Ready-For-Use (RFU) components directly from the RFU suppliers. Such RFU parts will be identified by CLARK 60 days after the proto type units are tested and approved and a listing provided to FUNK for attachment to this contract.

7.6.4 The lead time for delivery of Spare Parts is one-hundred-twenty (120) days, excluding initial stocking quantities. CLARK will be subject to a 5% surcharge and bear responsibility for premium freight costs (if requested by CLARK) incurred to satisfy emergency orders due to reasons directly under CLARK's control. FUNK shall be responsible for all premium freight costs (including air transport costs) for emergency orders due to late delivery, defects, mis-shipments, or other reasons under FUNK's control.

7.6.5 FUNK shall provide Spare Parts which are out of production as to CLARK but which are being supplied to other FUNK customers, at competitive prices (but in no event at prices which exceed FUNK's lowest prices for comparable spare parts to other OEMs) for a minimum period of ten (10) years after the date of termination or expiration of this Agreement. Afterward, in the event that FUNK wishes to discontinue supplying Spare Parts which are out of production as to CLARK to other FUNK customers, FUNK and CLARK will develop a transition plan for out source, without impairing CLARK's commitment to maintain service parts availability to its customers and dealers. No individual part number shall be obsoleted without giving CLARK an option of making a "last time buy" at a special negotiated price.

7.6.6 FUNK agrees not to sell CLARK specific parts to anyone other than CLARK without the express written permission of CLARK. In addition, FUNK agrees to use its best effort to prevent FUNK's suppliers from selling CLARK specific parts to anyone other than CLARK.

8.       WARRANTY ON PRODUCTS.


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8.1      FUNK warrants that the Products will conform to the specifications, drawings, or other descriptions which are provided by CLARK to FUNK identified in Exhibit 5, attached and incorporated by reference herein, and will be of good material and workmanship, and free from defects. For purposes of this Agreement, any failure of a Product to be as warranted is referred to as a "Defect." The warranty in this Section 8 extends to the future performance of the Products in CLARK products into which the Products are incorporated. CLARK and FUNK agree that CLARK may, at any time hereafter, revise or otherwise modify the aforesaid specifications identified in Exhibit 5. CLARK shall be responsible for all the costs of such modifications.

8.2 If any Defect as defined in Section 8.1 of this Agreement is discovered in a Product prior to shipment from CLARK's location to a dealer or customer, FUNK, at FUNK's option, will either supply CLARK with repaired or replacement Product at no charge or, if the Product can be repaired by CLARK, request CLARK to repair the Product and pay or reimburse CLARK for replacement Parts or Products and for labor at an initial rate of $32 per hour for CLARK to correct the defect. This rate is subject to increase by mutual agreement of the parties. For purposes of warranty claims on Products pursuant to this Section 8, charges for labor performed in a calendar year will be based on CLARK's "Standard Times Guide" for warranty labor effective as of 1 January of each calendar year.

8.3 If any Defect as defined in Section 8.1 of this Agreement is discovered in a Product after it has been delivered as part of an industrial truck to a dealer within twelve (12) months after the date of delivery to the first retail purchaser, or in the first 2,000 hours of use, whichever occurs first, FUNK will pay or reimburse CLARK for the Spare Parts at FUNK spare part pricing plus 20% for handling by CLARK and CLARK dealers and labor (including any travel costs at an initial flat rate of $64.00 per warranty claim) required to correct the defect. This rate is subject to increase by mutual agreement of the parties. This obligation will end eighteen (18) months after passing of risk per
         Section 4.2 herein.

8.4 If any Defect as defined in Section 8.1 of this Agreement is discovered in a Product at any time which poses a hazard which may cause personal injury or property damage, the parties shall meet as soon as possible to discuss such matter. CLARK and FUNK shall use good faith efforts to estimate the total cost of the parts and labor (plus reasonable travel costs) to correct the defect, the reasonable labor and directly related overhead expenses to locate and repair any industrial trucks into which the defective product has been incorporated, and costs to provide reasonable and proper notice and warnings to customers, owners and users of such industrial trucks, and allocate responsibility for all such costs and expenses. FUNK shall pay its share of such costs and expenses to CLARK on a monthly basis based


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         upon completed Application for Adjustments ("AFA's") and CLARK's documented costs and expenses.

8.5 When a written claim for warranty reimbursement is made, FUNK may, promptly upon receipt of the claim, take the following actions:

a. FUNK may require CLARK to return the Spare Parts or Products at FUNK's expense to FUNK's facility indicated by FUNK.

b. If FUNK determines any such Spare Parts or Products are not defective, FUNK will provide CLARK with the data and analysis upon which FUNK's determination is based. Otherwise, FUNK shall promptly pay or reimburse CLARK in accordance with the applicable warranty provision.

         Warranty claims have to be submitted to FUNK within one hundred, fifty
         (150) days after date of failure or repair. Any warranty claim made by CLARK will be considered accepted by FUNK unless FUNK notifies CLARK of its denial of the claim with a written report stating the reason for denial within ninety (90) days after notice that the parts or Products are received at FUNK's facility. Initial return of warranty items will be to CLARK.

8.6 FUNK warrants that Spare Parts sold to CLARK pursuant to this Agreement will be free of defects with the specifications provided to FUNK and will be of good material and workmanship for a period of one hundred, eighty (180) days after delivery to the first retail purchaser. FUNK will not be held liable for defects caused by storage or handling outside of FUNK'S control.

8.7 The warranties provided by this Agreement do not apply to defects in Products or Spare Parts caused by delivery to CLARK by parties other than FUNK or FUNK's representatives and/or subcontractors or to defects directly attributable to design of the Products or Spare Parts except to the extent of FUNK's designs of Products or Spare Parts.

8.8 This warranty is in lieu of all other warranties of Product quality, express or implied, and states FUNK's entire obligations with respect to defects in Products or Parts. THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.


9.       QUALITY ASSURANCE.

9.1 FUNK warrants that it will establish and maintain a quality assurance program which conforms to the criteria stated in Exhibit 5 and, further, warrants that each Product and Spare Part sold by FUNK to CLARK


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         pursuant to this Agreement will be manufactured (or if certain parts are purchased, purchased and inspected) subject to and in compliance with said quality assurance program.

9.2 CLARK may, at its option, continuously or periodically review and inspect FUNK's quality assurance program and Product quality at FUNK's facilities. FUNK will provide CLARK's representatives with good faith cooperation and such access and facilities, including testing and inspection devices and equipment, as may reasonably be required by CLARK's representatives to conduct such review and inspection. CLARK will use its best efforts consistent with accomplishing its review and inspection to avoid disruption or delay of FUNK's operations. Inspection or review of FUNK's quality assurance program or Products at FUNK's facilities will not constitute acceptance of any Products and will not relieve FUNK of responsibility for any defects in any Product.

9.3 FUNK further warrants that if FUNK at any time has reason to believe that any defect in design or manufacture may be present in any Products or Spare Parts sold or to be sold pursuant to this Agreement, FUNK will immediately advise CLARK and will cooperate with CLARK to determine whether the defect is present and, if so, will cooperate with CLARK in good faith to correct it.

9.4 Provided the Product components supplied to CLARK hereunder meet or exceed in all respects all CLARK specifications and requirements, including but not limited to those contained in Exhibit 5, FUNK shall have the right to determine suppliers for Product components. FUNK shall promptly notify CLARK, in writing, of any changes in suppliers and the effective date of the changes.

10.      INSURANCE AND INDEMNIFICATION.

10.1 FUNK shall obtain and keep in effect (i) product liability insurance in the amount of $5,000,000 per occurrence and $10,000,000 aggregate, which shall provide protection to CLARK against claims or suits for personal injury, death or property damage caused by (or alleged to have been caused by) a defect in material or workmanship of the Products and Spare Parts or portion thereof supplied by FUNK under this Agreement; and (ii) contractual liability coverage in the amount of $5,000,000 per occurrence and $10,000,000 aggregate for the hold harmless clause set forth in this section.

10.2     (i)      Independent from the existence of product liability insurance,
                  FUNK agrees to defend, hold harmless and indemnify CLARK against any liability, loss, injury, claim, damage, suit or proceeding and all expenses incident thereto (including reasonable attorney fees and


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                  litigation costs) resulting from claims or lawsuits commenced against CLARK by parties seeking monetary damages for bodily injury (including death) or property damage caused by (or alleged to have been caused by) arising from or connected with a defect in manufacture, assembly or workmanship of the Products and Spare Parts or portion thereof.

         (ii) FUNK's liability to CLARK under this section shall be limited solely to claims arising in connection with any Product and Spare Part or portion thereof supplied by FUNK pursuant to this Agreement.

10.3 FUNK's obligations regarding indemnification shall survive the termination or expiration of this Agreement for seven (7) years. FUNK intends to keep in force product liability insurance for the same period.

10.4 FUNK will furnish CLARK with a certificate from FUNK's insurance carrier. FUNK will provide notice thirty (30) days prior to changes in insurance coverage or cancellation by the insurance carrier.

11.      PATENTS.

11.1 CLARK represents and warrants that the Products and Spare Parts ordered pursuant to this Agreement and their sale or use, alone or in combination, according to CLARK's specifications or recommendations, if any, will not infringe any U.S. or foreign patents, and CLARK agrees to defend, indemnify, hold harmless and protect FUNK, and any company affiliated with FUNK, its successors, assigns, customers and users of the Products and Parts, against all suits and from all damages resulting from such alleged infringements, and CLARK agrees that CLARK will, upon request, defend or assist in the defense at CLARK's expense of any such suit.

12.      TRADEMARKS ADVERTISING.

12.1 Each Product sold to CLARK pursuant to this Agreement will have affixed a nameplate and one (1) or more of the trademarks specified by CLARK in the distinctive form specified by CLARK in a suitable place to be designated by CLARK. CLARK may also upon request specify that all or some of the Spare Parts to be sold to CLARK by FUNK pursuant to this Agreement will have such trademarks affixed in a suitable place to be designated by CLARK. FUNK will not acquire rights of any kind under any of CLARK's trademarks, except the right to use them in the manner permitted by this section, and will in no event sell, distribute, or otherwise dispose of any Products or Spare Parts bearing any of CLARK's trademarks to any person, firm or corporation other than CLARK without first removing the trademarks and obtaining CLARK's express written consent.


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12.2     All publicity and advertising concerning the sale of Products and Parts bearing CLARK's trademarks shall be prepared under CLARK's sole direction and control. FUNK will not disclose the existence of this Agreement, or any of its terms and conditions to any other person, firm or corporation, or advertise or release any publicity concerning this Agreement or the performance by either party without CLARK's written consent in each instance, except as otherwise required by law.


13.      REQUIRED ASSISTANCE.

13.1 CLARK will provide reasonable technical support to assist FUNK in understanding engineering design issues as they may relate to manufacturing start-up problems that FUNK incurs and to assist in explaining design changes or product modifications that impact FUNK's manufacturing process.

13.2 CLARK will attempt to resolve engineering problems by written or telephone communications with FUNK's liaison, however, when and as reasonably requested, FUNK will provide qualified representatives to review and resolve problems at CLARK's location or at the location of the Products. Each party will be responsible for its own expenses with respect to such calls.

13.3 CLARK RETAINS DESIGN CONTROL OF THE PRODUCT. FUNK SHALL SUBMIT ANY AND ALL PROPOSALS FOR DESIGN CHANGES TO CLARK FOR REVIEW AND POSSIBLE APPROVAL. CLARK WILL PROVIDE AN ENGINEERING REPRESENTATIVE AS A LIAISON TO REVIEW MODIFICATIONS THAT ARE SUGGESTED FOR PROSPECTIVE SALES OF PRODUCTS AND FOR MODIFICATION OF PRODUCTS IN THE FIELD SO LONG AS THE REQUESTS MEET ALL CLARK'S CRITERIA FOR SUCH A CHANGE. SHOULD CLARK AUTHORIZE AND APPROVE ANY SUCH CHANGE IT WILL DO SO BY WRITTEN AUTHORIZATION TO FUNK FOR ANY APPROPRIATE CHANGES TO THE PRODUCT WHICH MAY BE REQUIRED.


14.      TOOLING AND TEST STAND.

14.1 FUNK will obtain, install and pay for all tooling and holding fixtures necessary for the manufacture, assembly and testing of Products within FUNK.


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14.2     All tooling and fixtures obtained by FUNK and exclusively used for the manufacture or assembly of Products shall not be used in the production, manufacture, assembly or design of any other products except with the expressed written consent of CLARK. Ownership rights to Product tooling not used exclusively in the manufacture, assembly of Products shall remain with the providing party.

         FUNK agrees to maintain all such tooling and fixtures in good condition, at its own expense.

         FUNK also agrees to supply all perishable tooling required for its own machine tools and manufacturing systems.

14.3 The parties agree that the tooling and fixture costs incurred by FUNK in connection with its manufacture and assembly, of Products and Spare Parts to CLARK under this Agreement is $228,120. CLARK shall pay for such cost as follows:

         The $228,120 tooling cost shall be charged at $57.03 per Product sold to CLARK. At such time as CLARK has purchased 4,000 Products, the $228,120 tooling cost shall have been paid for by CLARK in full, and the Product price shall at that time be reduced by $57.03 per Product.

         In connection with the $225,120 tooling cost, in the event that CLARK has failed to purchase 4,000 Products during the term of this Agreement, following the expiration date of this Agreement, CLARK shall be liable for unamortized tooling costs of $57.03 per Product for each Product less than 4,000 purchased by CLARK.

14.4 The parties agree that the test stand required for the ED 30 ,which is also useable for the TA 30, shall be paid for by Funk at a cost of $150,000. Funk agrees to cost reimbursement from CMHC AS PER the TA 30 agreement of 6 April 1995. CMHC agrees to pay for the modification of the test stand a total amount of $13,000 to be amortized over the first 4000 units at $3.25 per unit.

14.5 Upon the purchase of CLARK of the number of Products set forth above to fully amortize the cost of tooling and test stand modification or upon payment by CLARK of the unamortized tooling cost and test stand modification, ownership of all such tooling, fixtures and test stand shall revert to CLARK. FUNK agrees to execute any and all documents requested by CLARK in order to effect such transfer of ownership.


15.      TERM AND TERMINATION.


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15.1     The term of this Agreement shall expire 30 JUNE 2000, UNLESS AN
         EXTENSION IS MUTUALLY AGREED TO AT LEAST 18 MONTHS PRIOR TO EXPIRATION.

15.2 Either party may terminate this Agreement for failure by the other party to perform or adhere to any material promises or obligations undertaken pursuant to this Agreement by giving the other party sixty
         (60) days' written notice within which to cure such default. If such default is not cured within the sixty (60) day period, the party which gave the notice may terminate this Agreement at any time thereafter upon written notice to the other party.

15.3 Either party may terminate this Agreement immediately by written notice to the other party if any of the following events occur:

         1. Any attempted transfer or assignment of this Agreement or any right or obligation hereunder by the other party unless the assignment is otherwise permitted by this Agreement.

         2. The tiling of a voluntary petition in bankruptcy by the other party.

         3.       The filing of a petition in bankruptcy by the other party.

         4. The appointment of a receiver or trustee for the other party, provided such appointment is not vacated within thirty (30) days from the date of such appointment.

15.4 The termination of this Agreement will not affect or impair the rights, liabilities and obligations of either party under any order issued prior to the termination, will not relieve either party of any obligation or liability accrued under this Agreement or pursuant to any order issued prior to the termination, and will not relieve either party of the continuing obligations pursuant to Section 8, Warranty on Products, Section 9, Quality Assurance, Section 10, Indemnity, Section 11, Patents, Section 7.6.5, Spare Parts, and Section 16, Confidentiality, which obligations will survive any termination of this Agreement.


16.      CONFIDENTIALITY.

16.1 Any and all confidential information including, without limitation, specifications, formulas, designs, drawings, trade secrets, patents, manufacturing data, design data, engineering data, cost data and other commercial or technical information, which one party discloses to the other party hereunder shall be kept secret and strictly confidential by the other


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         party and the other party agrees not to utilize any such information for its own benefit or the benefit of any third party whatsoever, nor to disclose it to any third party except with the express and prior written consent of the disclosing party during the term of this Agreement and for five (5) years thereafter.

16.2 All information and materials identified in Section 16.1, including all copies thereof, shall promptly be returned by the other party to the disclosing party upon the expiration or termination of this Agreement, or at any time upon request of the disclosing party.

16.3 The ownership rights to the design of Products and tooling shall remain exclusively with CLARK.

17.      FORCE MAJEURE.

17.1 Should an event of force majeure prevent or delay the total or partial performance of the obligations resulting from this Agreement, the party claiming force majeure is obligated to inform the other affected party within fifteen (15) days from such occurrence at the beginning, as well as at the end, of the respective force majeure. The term "force majeure" as used in this Section 17 is understood to mean any unforeseen event or occurrence beyond the control of the party affected, or if foreseen, unavoidable and arising after the effective date hereof, preventing or delaying the performance of obligations set forth herein, including, by way of example and not by way of limitation, actions by any wars, acts of God, accidents, lockouts, strikes, or other work stoppages. No liability shall exist for failure or delay of performance of obligations during the period of force majeure. In the event FUNK declares force majeure, CLARK shall be free to resource any and all Products and components used in Products from other sources, and FUNK shall provide all reasonable assistance in connection therewith.

17.2 If FUNK is unable to deliver Products in accordance with CLARK's schedules or releases by reason of force majeure for a period in excess of six (6) months, then CLARK may terminate this Agreement without liability to FUNK.

18.      PROTO TYPE DEVELOPMENT

18.1 PROJECT PLANNING - FUNK AGREES THAT WITHIN 2 WEEKS OF THE EFFECT DATE OF THIS CONTRACT THAT IT WILL PROVIDE TO CLARK A DETAILED MILESTONE SCHEDULE LISTING ALL ACTIVITIES REQUIRED TO SUCCESSFULLY PERFORM THE MANUFACTURE OF 8 PROTO TYPE UNITS. THE APPROXIMATE LEAD TIME FOR THE ENTIRE DEVELOPMENT AND MANUFACTURE OF THESE UNITS IS 20


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         WEEKS. THE ACTUAL PROJECT LEAD TIME WILL BE CONFIRMED IN THE FIRST
         MILESTONE REPORT 2 WEEKS AFTER ORDER ENTRY.

         18.1.1 FUNK AGREES TO PREPARE MONTHLY PRE PRODUCTION REPORTS TO REPORT ON THE STATUS OF THE PREPARATION FOR THE PRODUCTION OF THE UNITS AFTER THE PROTO TYPES HAVE BEEN DELIVERED TO CLARK FOR FINAL TEST AND ACCEPTANCE.

18.2 THE PRICING FOR THE PROTOTYPES AND TOOLING ASSOCIATED WITH THEM IS FIRM FIXED PRICE PER EXHIBIT 3 ATTACHED. THE PAYMENT OF THE UNITS AND TOTAL PROTO TYPE TOOLING WILL BE 60 DAYS FROM SHIPMENT FROM FUNK.

18.3 FUNK WILL PROVIDE EVERY FRIDAY VIA FAX A WEEKLY WRITTEN STATUS REPORT TO CLARK THAT INCLUDES, BUT IS NOT LIMITED TO, EXACT LINE BY LINE REPORTING OF STATUS TO THE DETAIL SCHEDULE, CONTINGENCIES PLANNING, RECOVERY PLANS, CAUSE AND CORRECTIVE ACTION FOR ANY SCHEDULE SLIPS AND AN OVERALL PREVIEW OF THE NEXT WEEKS ACTIVITY.

18.4 FUNK AGREES TO ASSIGN A FULL TIME DEVELOPMENTAL PROJECT MANAGER TO THE ED 30 PROJECT. IT WILL BE THE RESPONSIBILITY OF THIS MANAGER TO INSURE THAT ALL SCHEDULES ARE MET AND THAT THE PROJECT IS PROPERLY RESOURCED FROM FUNKS STAFF.

18.5     DELETED

18.6 FUNK ESTIMATES THAT THE LEAD TIME FOR THE PRE PRODUCTION UNITS IS 6 TO 8 MONTHS AFTER APPROVAL OF THE PROTOTYPES. FUNK AGREES TO USE ITS BEST EFFORTS TO IMPROVE THIS LEAD TIME AND WORK WITH CLARK TO MEET ITS TARGETED SCHEDULE FOR IMPLEMENTATION.

18.7 FUNK AGREES TO PROVIDE ENGINEERING AND TECHNICIAN SUPPORT AT CLARK AS TEST SUPPORT ON A 24 HOUR CALL BASIS WHILE THE PROTO TYPE UNITS ARE IN BENCH AND C COURSE TEST.

18.8 FUNK AGREES THAT THE PROTO TYPE UNITS WILL BE CONTROLLED, MANAGED, PROCURED, ASSEMBLED AND TESTED AT FUNK'S COFFEYVILLE, KS R & D FACILITY AND HAVE THE FULL RESOURCES OF THE FUNK R & D STAFF IN SUPPORT.


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19.      GENERAL.

19.1 Notices to be given by either party will be in writing and may be delivered by either telegram or prepaid certified mail to the following addresses:

         FUNK:                      FUNK MANUFACTURING COMPANY
                                    Industrial Park, Highway 169 N.
                                    Coffeyville, Kansas 67337

                                    Attention: Director of Sales

         CLARK: CLARK MATERIAL HANDLING COMPANY 333 West Vine Street, Suite 1700 Lexington, Kentucky 40507

                                    Attention: Director of Purchasing

         With a copy to:            CLARK Material Handling Company
                                    333 West Vine Street
                                    Lexington, Kentucky 40507

                                    Attention: General Counsel

         Either party may change its address by written notice to the other party.

19.2 This Agreement will not be assigned by either party without the written consent of the other party, except when the assignment is made to any subsidiary or affiliate of the parties or to a successor to all or a substantial part of the business of either of the parties. Unless otherwise agreed, no assignment will relieve the assigning party of any duty to perform or any liability for breach.

19.3 This Agreement encompasses the entire agreement between the parties respecting the sale and purchase of the Products and Parts covered by this Agreement and supersedes any and all previous agreements, memoranda, negotiations or other understandings of the parties with respect thereto. The supply agreement between the parties stated 14 December 1994 relative to the TA-30 shall continue to be in full force and effect and except as expressly referenced in this agreement shall not be affected by this agreement.

19.4 Any failure by either party hereto to enforce, at any time, any term or condition of this Agreement will not constitute, nor will it be construed as, a waiver of that party's right thereafter to enforce each and every term and condition of this Agreement.


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19.5     If for any reason any provision of this Agreement is invalid, illegal, or unenforceable, then such provision will be deemed severable from the other provisions of this Agreement, all of which remain in full force and effect and binding on the parties to this Agreement.

19.6 This Agreement and all purchase orders issued pursuant to this Agreement in the United States will be governed by and construed in accordance with the laws of the State of Kentucky, U.S.A. Any provisions in CLARK's standard purchase order terms specifying warranty on Products or Parts or requiring arbitration of claims arising out of any purchase order are deleted and will be void and have no force and effect.

19.7 Any controversy or claim which arises out of or relating to this Agreement, and any amendments thereto or any breach thereof, shall be maintained only in the federal or state courts of Kentucky, and both parties submit themselves to the jurisdiction of such courts for all purposes necessary or appropriate to enforce the provisions of this Agreement. However, any such controversy or claim shall be referred as promptly as possible to mediation before the Mediation Center of Kentucky, Inc. before, and as a condition precedent to, the initiation of any adjudicative action or proceeding.

19.8 The statement herein of a right, power, privilege or remedy of either of the parties shall be cumulative and shall not preclude any other right, power, privilege or remedy to which either party would otherwise be entitled under applicable law.

19.9 Under various U.S. Customs laws and regulations, CLARK may be liable for substantial penalties and/or damages in the event false or incomplete information is submitted to the U.S. Customs Service with respect to merchandise imported for the account of or by CLARK. In the event CLARK is subjected to any action for any such penalties and/or damages based on information originating from FUNK, it is understood and agreed by FUNK that FUNK will pay or otherwise reimburse CLARK for the full costs of defending against such actions, as well as pay or otherwise reimburse CLARK for any and all actual duty and penalty payments which may be required as the result of such actions.

19.10 CLARK hereby certifies that the tangible personal property described herein is purchased for resale or other non-taxable use and not for a taxable use or consumption unless otherwise indicated on the purchase order.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of.the day and year first written above.



CLARK MATERIAL HANDLING COMPANY                  FUNK MANUFACTURING COMPANY


By:     /s/ Martin M. Dorio                      By:
      ---------------------------------------          -------------------------


Name:   Martin M. Dorio                          Name:
      ---------------------------------------          -------------------------



Title:  President and Chief Executive Officer    Title:
      ---------------------------------------          -------------------------


Date:   7/19/95                                  Date:
      ---------------------------------------          -------------------------




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